Press Release #201609	FOR IMMEDIATE RELEASE	May 12, 2016

Enertopia Announces Closed Definitive Agreement in Lithium exploration

Vancouver, BC—Enertopia Corporation (ENRT-OTCQB) (TOP-CSE) (the "Company" or "Enertopia") announces that it has closed the Definitive Agreement for the acquisition of the Lithium brine exploration claims to be known as the Central Nevada Lithium Brine Project currently covering 2,560 acres.

The Company is pleased to announce that it closed the Definitive Agreement on May 12, 2016 with the Vendor respecting the option to purchase a 100% interest in approximately 2,560 acres of placer mining claims in Churchill, Lander and Nye Counties Nevada, USA. These placer mining claims are subject to a 1.5% NSR from commercial production with the Company able to buy back the NSR at the rate of $500,000 per 0.5% NSR.

Since the 1950’s 3rd party geological studies and work have provided technical data that several basins in Nevada contain elevated levels of Lithium. Clayton Valley is currently the only Lithium brine producing mining location in America. While doing our due diligence it became apparent that several other closed basins were good exploration candidates with the potential to host brine deposits that, to our knowledge, have never been drilled for lithium.

The Central Nevada Lithium Brine Project covers three basins with elevated surface Lithium (Li) samples that were reported in a 1976 USGS report (Lithium in sediments and rocks in Nevada, 1976, Bohanan and Meier, U.S. Geological Survey). All three basins exhibit six key exploration metrics for the ability to host an enriched Lithium brine deposit:

1)	Closed Basin to retain potential Lithium enriched fluids
2)	Lithium Bearing Source rocks
3)	Geothermal Clusters providing heat source for cycling brine fluids
4)	Multiple Tertiary Calderas providing potentially enriched Lithium Ash deposits
5)	Gravity Low indicating deep basin for hosting brine aquifers
6)	High evaporation to precipitation climate

The claim blocks in each basin are situated over the basin lows and should be situated above any potential Lithium brine deposit. The three basin valleys that the Company has staked claims are Edwards Valley at 418 square miles, Smith Valley at 583 square miles and Big Smoky Valley at 1,315 square miles. For comparison Clayton Valley has a footprint of 566 square miles.

For further information on the Central Nevada Lithium Brine Project please visit www.enertopia.com/lithium-project/

Upon execution of the Definitive Agreement, the Company paid USD$12,000 to the Vendor and issued 3,500,000 shares as directed on closing. In order to earn its 100% interest, the Company is required to make remaining cash payments of USD$33,500 over one year and issue up to an additional 3,000,000 success shares based on the successful drilling of a Lithium enriched brine aquifer with a minimum Lithium average content of 300 ppm over 100 feet of liquid brine reservoir.

“The Company looks forward to the exploration and drilling phase on the Central Nevada Lithium Brine Project and providing project updates on a continuous basis as exploration unfolds,” said Robert McAllister, President.

The Company announces that the President has exercised 240,000 common stock options at 5 cents each for net proceeds of $12,000 dollars to the Company.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia

Enertopia (www.enertopia.com) shares are quoted in the USA with symbol ENRT and in Canada with symbol TOP. For additional information, please visit www.enertopia.com or call Robert McAllister, President, Enertopia Corporation at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of placer mining projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements include: (i) While doing our due diligence it became apparent that several other closed basins were good exploration candidates with the potential to host brine deposits that, to our knowledge, have never been drilled for lithium.; (ii) The claim blocks in each basin are situated over the basin lows and should be situated above any potential Lithium brine deposit.; (iii) The Company looks forward to the exploration and drilling phase on the Central Nevada Lithium Brine Project and providing project updates on a continuous basis as exploration unfolds. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, access to capital, and other factors which may be identified from time to time in the Company's public announcements and filings. The Company's evaluation of placer mining claims covering 2,560 acres provides no assurance that any particular project will have any material effect on the Company.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.